SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 28, 2004

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

On March 29, 2004, Lyondell Chemical Company (“Lyondell”) and Millennium Chemicals Inc. (“Millennium”) announced that their Boards of Directors have approved, and the companies have executed, a definitive agreement for a stock-for-stock business combination of the companies, expected to be tax-free to the shareholders of Millennium and to the companies. The March 29, 2004 press release announcing the transaction is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The completion of the transaction is subject to a number of conditions, including approval by Lyondell’s and Millennium’s respective shareholders, amendments to Lyondell’s and Millennium’s respective credit facilities, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, the receipt of other competition law clearances and certain other customary closing conditions.

The foregoing description of the transaction is qualified in its entirety by reference to the terms of the agreement and plan of merger, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Lyondell and Millennium will file a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction. Investors and security holders are urged to read that document, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of that document (when it becomes available) and other documents filed by Lyondell and Millennium with the SEC at the SEC’s web site at www.sec.gov. The joint proxy statement/prospectus (when it becomes available) and the other documents filed by Lyondell may also be obtained free from Lyondell by calling Lyondell’s Investor Relations department at (713) 309-4590.

The respective executive officers and directors of Lyondell and Millennium and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lyondell’s executive officers and directors is available in its proxy statement filed with the SEC by Lyondell on March 16, 2004, and information regarding Millennium’s directors and its executive officers is available in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 12, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger dated March 28, 2004.
99.1	Press Release dated March 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin

Kerry A. Galvin
Senior Vice President, General Counsel and
Secretary

Date: March 29, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated March 28, 2004.
99.1	Press Release dated March 29, 2004.